Exhibit 10.53

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of February 8, 2008, by and between NORTHERN CALIFORNIA INDUSTRIAL PORTFOLIO, INC., a Maryland corporation (“Landlord”), and KOSAN BIOSCIENCES INCORPORATED, a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to EOP-Industrial Portfolio, L.L.C., a Delaware limited liability company, as successor in interest to Spieker Properties, L.P., a California limited partnership) and Tenant (as successor in interest to Aventis Pharmaceuticals Inc., a Delaware corporation, formerly known as Rhone-Poulenc Rorer Pharmaceuticals, Inc., a Delaware corporation) are parties to that certain lease dated December 1, 1997 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 69,512 rentable square feet (the “Premises”) of the building commonly known as Bay Center Business Park III located at 3825 Bay Center Place, Hayward, California 94545 (the “Building”). The Premises consist of approximately 43,239 rentable square feet (the “Improved Premises”) and approximately 26,273 rentable square feet (the “Unimproved Premises”).

B.	The Lease by its terms shall expire on February 29, 2008 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The Term of the Lease is hereby extended for a period of sixty (60) months and shall expire on February 28, 2013 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Base Rent.

2.1	Base Rent for Improved Premises. As of the Extension Date, the schedule of Base Rent payable with respect to the Improved Premises during the Extended Term is the following:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
3/1/08 – 2/28/09	43,239	$19.20	$830,188.80	$69,182.40
3/1/09 – 2/28/10	43,239	$19.97	$863,482.83	$71,956.90
3/1/10 – 2/28/11	43,239	$20.77	$898,074.03	$74,839.50
3/1/11 – 2/29/12	43,239	$21.60	$933,962.40	$77,830.20
3/1/12 – 2/28/13	43,239	$22.46	$971,147.94	$80,929.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

2.2	Base Rent for Unimproved Premises. As of the Extension Date, the schedule of Base Rent payable with respect to the Unimproved Premises during the Extended Term is the following:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
3/1/08 – 2/28/09	26,273	$6.00	$157,638.00	$13,136.50
3/1/09 – 2/28/10	26,273	$6.24	$163,943.52	$13,661.96
3/1/10 – 2/28/11	26,273	$6.49	$170,511.77	$14,209.31
3/1/11 – 2/29/12	26,273	$6.75	$177,342.75	$14,778.56
3/1/12 – 2/28/13	26,273	$7.02	$184,436.46	$15,369.71

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.	Security Deposit. Tenant’s predecessor in interest, Aventis Pharmaceuticals, Inc. (“Aventis”) is currently holding a security deposit (the “Assignment Security Deposit”) from Tenant in the sum of Two Hundred Forty Thousand Dollars ($240,000.00) pursuant to the terms of that certain Assignment of Lease dated as of June 21, 2002 by and between Tenant and Aventis (the “Assignment”) and as further confirmed in that certain Landlord Consent to Assignment and Assumption of Lease dated June 20, 2002 by and between Landlord’s predecessor in interest, Tenant and Aventis (the “Landlord Consent”). Pursuant to the terms of the Assignment and the Landlord Consent, in the event that Tenant exercises its renewal option under Section 38.E. of the Lease, the Assignment Security Deposit is to be deposited with Landlord as a security deposit under the Lease. Tenant has properly exercised its renewal option and shall cause Aventis to deliver the Assignment Security Deposit to Landlord upon execution and delivery of this Amendment to be held as a security deposit in the sum of Two Hundred Forty Thousand Dollars ($240,000.00) under the Lease (the “Security Deposit”) pursuant to the terms of Section 4 of that certain Landlord Consent to Assignment and Assumption of Lease entered into between Landlord’s predecessor in interest, Tenant and Tenant’s predecessor in interest dated June 20, 2002.

4.	Operating Expenses. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses in accordance with the terms of the Lease.

5.	Improvements to Premises.

5.1	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

5.2	Responsibility for Improvements to Premises. Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense and shall be governed in all respects by the provisions of Article 12 of the Lease.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, the Lease shall be amended in the following additional respects:

6.1	Indemnification. The definition of “Landlord’s Parties” set forth in Paragraph 8.B(6) of the Lease is hereby amended to mean and refer to “Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them”. The provisions of this Section 6.1 shall survive the termination of the Lease, as amended hereby, with respect to any claims or liability accruing prior to such termination.

6.2	Landlord’s Notice Address. Landlord’s address for notices set forth in the Basic Lease Information of the Lease is hereby deleted in its entirety and replaced by the following:

“RREEF Management Company

3555 Arden Road

Hayward, CA 94545

Attn: Property Manager”

6.3	Rent Payment Address. The Rent Payment Address set forth in the Basic Lease Information of the Lease is hereby deleted in its entirety and replaced by the following:

“Northern California Industrial Portfolio, Inc., DBA Bay Center Business Park III

Dept. 2057

P.O. Box 39000

San Francisco, CA 94139”

6.4	Tenant’s Insurance. Paragraphs 8.B(1), (2), (3) and (5) of the Lease are hereby deleted in their entireties and replaced with the following:

“(1) Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies covering occurrences in or upon the Premises with a limit of not less than $2,000,000 per occurrence and not less than $3,000,000 in the annual aggregate covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per occurrence; (c) Worker’s Compensation Insurance with limits as required by statute; (d) Employers Liability with limits of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease—each employee; (e) Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement cost of the property so insured; and (f) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income. Notwithstanding the foregoing, Landlord agrees to waive the Business Interruption insurance requirements of Tenant. In doing so, Tenant hereby agrees that Tenant waives all claims for recovery against Landlord for business interruption expenses that would have been covered by the waived Business Interruption insurance. Tenant agrees that Tenant’s insurance carrier will not subrogate against Landlord’s insurance carrier for the same. If at any time during the Term or Extended Term the amount or coverage of insurance which Tenant is required to carry under this Paragraph 8.B. is, in Landlord’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Premises are located which are similar to and operated for similar purposes as the Premises or if Tenant’s use of the Premises should change with or without Landlord’s consent, Landlord shall have the right to require Tenant to increase the amount or change the type of insurance coverage required under this Paragraph 8.B.

(2) The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name Landlord’s Parties as additional insureds (General Liability); (c) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term; and (d) provide that insurers will endeavor to provide ten (10) days prior written notice of cancellation to Landlord. A certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 28 shall be delivered to Landlord by Tenant at least five (5) days prior to each expiration date of said insurance. Liability insurance required by this Lease may be provided by any combination of direct and umbrella coverages.

(3) Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work; and if any additional policies of insurance are required to provide such coverage, the policies of or certificates evidencing such insurance shall be delivered to Landlord prior to the commencement of any such Work.”

Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s insurance, including without limitation, the insurance set forth in this Section 6.6, within ten (10) business days of delivery of this Amendment, executed by Tenant, to Landlord, and thereafter as requested by Landlord.

7.	Miscellaneous.

7.1	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any additional rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

7.4	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither party shall be bound by this Amendment until both parties have executed and delivered the same to the other.

7.5	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.6	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Steve Levere of Jones Lang LaSalle. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than Colliers International. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees and agents, and the respective principals and members of any such agents, harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

7.7	Each party represents that the signatory of this Amendment signing on behalf of such party has the authority to execute and deliver the same on behalf of such party. Landlord and Tenant each hereby represents and warrants that such party is not (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

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7.8	Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

NORTHERN CALIFORNIA INDUSTRIAL		KOSAN BIOSCIENCES INCORPORATED,
PORTFOLIO, INC.,		a Delaware corporation
a Maryland corporation

By:	RREEF Management Company, a Delaware corporation, its Authorized Agent

By:	/s/ John D. Baruh	By:	/s/ Robert G. Johnson, Jr.
Name:	John D. Baruh	Name:	Robert G. Johnson, Jr.
Title:	District Manager	Title:	President and CEO
Dated:	March 17, 2008	Dated:	February 19, 2008